Exhibit 10.21

PLEDGE FEE AGREEMENT

This Pledge Fee Agreement (the “Agreement”), dated as of August 31, 2016, is entered into by and between Noah Malone Mitchell, 3rd, and individual (“Mitchell”), Selami Erdem Uras, an individual (“Uras”) (Mitchell collectively with Uras, the “Pledgors”), and TransAtlantic Petroleum Ltd., a Bermuda exempted company with limited liability (the “Company”).

WHEREAS, the Company proposes to enter into that certain General Credit Agreement (the “Loan”) with DenziBank A.S. (the “Lender”);

WHEREAS, as a condition to providing the Loan to the Company, the Lender has required the Pledgors to pledge their ownership interests in the Diyarbakir real estate (the ““Property”) as collateral for the Loan pursuant to that certain Pledge Agreement (the “Pledge Agreement”), by and between Pledgors and Lender dated as of the date hereof;

WHEREAS, the Lender and the Company have determined that the Property has a value of $5.0 million (collectively, the “Collateral Value”); and

WHEREAS, in order to induce the Pledgors to pledge the Property to the Lender as collateral for the Loan, the Company has agreed to pay the Pledgors a fee of 5.0% of the Collateral Value per annum (the “Pledge Fee”) in cash upon the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Payment of Pledge Fee.  For so long as the Property is pledged to the Lender as collateral for the Loan, the Company hereby agrees to pay the Pledgors the Pledge Fee in cash on the last day of each month, beginning September 30, 2016.  The Pledge Fee shall be pro-rated for any period of less than one month.

2.

Direction of Pledgors.  The Pledgors hereby direct the Company to pay the Pledge Fee directly to each Pledgor in the following percentages to the account(s) designated in writing to the Company from time to time by the following persons:

N. Malone Mitchell, 3rd – 80%

Selami Uras – 20%

3.

Subrogation, Property Foreclosure.  In the event all or any part of the Property has been foreclosed upon by or for the benefit of the Lender, Pledgors shall (i) be subrogated to all rights and liens that  the Lender may have or may have had against the Company and each other guarantor of the Loan and all collateral or other security, and all rights of subrogation in or under any of the Loan documents or to participate in any way therein, and in all right, title or interest in or to any security for the Loan, (ii) be entitled to receive from the Company interest at the rate specified in the Loan documentation (i.e., the regular or default rate in effect at the time) with respect to a notional principal amount equal to the Collateral Value of the Property foreclosed upon, and (iii) be entitled to recourse, reimbursement, exoneration, contribution, indemnification, and all other similar rights available under applicable law against the Company and each other guarantor of or for all or any part of the Loan; provided, that until the Loan has been paid in full, such rights are expressly made subordinate in form and substance and upon

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terms acceptable to Lender in its sole and absolute discretion if and to the extent required by the Loan documentation.  Upon request by Pledgors from time to time, the Company agrees to enter into additional definitive documentation in support of the foregoing to ensure that Pledgors obtain all legal and economic benefits contemplated by this Agreement, including, without limitation, loan documentation on terms substantially similar to the Loan documents.

4.

Income Seizure.  In the event all or any part of the income derived from the Property has been foreclosed upon by or for the benefit of the Lender, Pledgors shall (i) be subrogated to all rights and liens that  the Lender may have or may have had against the Company and each other guarantor of the Loan and all collateral or other security, and all rights of subrogation in or under any of the Loan documents or to participate in any way therein, and in all right, title or interest in or to any security for the Loan, (ii) be entitled to receive from the Company interest at the rate specified in the Loan documentation (i.e., the regular or default rate in effect at the time) with respect to any proceeds of any Property foreclosed upon, (iii) be entitled to continue to receive the Pledge Fee, and (iv) be entitled to recourse, reimbursement, exoneration, contribution, indemnification, and all other similar rights available under applicable law against the Company and each other guarantor of or for all or any part of the Loan; provided, that until the Loan has been paid in full, such rights are expressly made subordinate in form and substance and upon terms acceptable to Lender in its sole and absolute discretion if and to the extent required by the Loan documentation.  Upon request by Pledgors from time to time, the Company agrees to enter into additional definitive documentation in support of the foregoing to ensure that Pledgors obtain all legal and economic benefits contemplated by this Agreement, including, without limitation, loan documentation on terms substantially similar to the Loan documents.

5.

Property Appreciation.  On an annual basis beginning on the date one year from the date of this Agreement, the Collateral Value shall be increased using the Turkey Consumer Price Index (“CPI”).  When this determination is made, the principal amount of the loans described in Paragraphs 3 and 4 shall be modified to reflect the increase in value.

6.

Sale of the Property.  Pledgors reserve the right to assign, transfer or sell their interest in the Property at any time, subject only to the Lender’s approval.  In the event such assignment, transfer or sale is made, the Company shall be obligated to replace the collateral with property approved by the Lender.

7.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its principles regarding conflicts of laws.  Venue of any action tried hereunder will be in Dallas County, Texas, whether in federal or state court.

8.	Successors. All agreements of the Company and the Pledgors in this Agreement shall bind their successors and assigns.
9.

No Waiver or Amendment.  No waiver of any of the terms, provisions or conditions hereof, or any modification of such terms, provisions or conditions, shall be effective unless in writing and signed by a duly authorized officer of each party.

10.

Assignment of this Agreement.  This Agreement and the duties, right and obligations of the parties hereunder shall not be assignable by either party without the prior written consent of the other party.

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11.

Entire Agreement.  This Agreement represents the entire agreement between the parties, and supercedes and nullifies all prior representations, negotiations, proposals, and statements with regard to the Pledge of the Property.

12.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

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[signature page follows]

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TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Chad D. Burkhardt
Name:	Chad D. Burkhardt
Title:	Vice President, General Counsel & Corporate Secretary

NOAH MALONE MITCHELL, 3RD

By:	/s/ Noah Malone Mitchell, 3rd
Name:	Noah Malone Mitchell, 3rd
Title:	An Individual

SELAMI ERDEM URAS

By:	/s/ Selami Erdem Uras
Name:	Selami Erdem Uras
Title:	An Individual

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